EXHIBIT 99.1

OptimumBank Holdings, Inc. Announces Third Quarter 2012 Results

FORT LAUDERDALE, Fla., Nov. 1, 2012 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), the parent company of OptimumBank ("Company"), announced today a net loss for the third quarter ending September 30, 2012 of approximately $(1.0) million, or $(.04) per basic share, as compared to a net loss for the same period last year of approximately $(.6) million, or $(.69) per basic share. The net loss for the nine month period ending September 30, 2012 was approximately $(2.4) million, or $(.09) per basic share, as compared to a net loss for the same period last year of approximately $(3.7) million, or $(4.50) per basic share.

For the nine month period ending September 30, 2012, the Company reduced non-performing assets by approximately 17.5% or $6.4 million to a total of $29.9 million. Chairman Moishe Gubin said, "There are a number of transactions in process that will likely further reduce non-performing assets over the next several months as well as raise our interest margin."  During the third quarter ending September 2012, the Company's capital base was enhanced with an additional capital raise of $1.6 million. The Company's capital ratios exceeded its regulatory capital requirements at September 30, 2012, with a tier one leverage capital ratio of 9.21% and a total risk-based capital ratio of 13.90%.

Chairman Gubin noted, "We are very excited with our progress. The Company's lending activity has increased and our net interest margin has grown the last two months.  For the nine month period ending September 30, 2012 non-interest expense decreased by $1.6 million compared to the same period last year due to the Company's substantial expense reduction efforts that began near the end of 2011.  The current loan origination pipeline has grown to over $16 million and we anticipate returning to profitability in 2013."

The Company recently upgraded its internet business banking systems and offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe OptimumBank Holdings, Inc.'s expectations regarding future events.  Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Moishe Gubin, Chairman of the Board
         or
         Richard L. Browdy, President
         (954) 776-2332